CERTIFICATE OF MERGER
                                        OF
               JONES NAUGHTON ENTERTAINMENT, INC.
                       (a Colorado corporation)
                                  INTO
                  GO ONLINE NETWORKS CORPORATION
                        (a Delaware corporation)

Pursuant to Section 252c of the General Corporation Law of the State of Delaware,

It is hereby certified, on behalf of each of the constituent corporations named below, as follows:

1. The names of the constituent corporations are Jones Naughton Entertainment, Inc., a Colorado corporation ("JNNE") and Go Online Networks Corporation, a Delaware corporation ("GONC"). The Articles of Incorporation of JNNE was filed with the Secretary of State of the State of Colorado on October 20, 1987. The Certificate of Incorporation of GONC was filed with the Secretary of State of the State of Delaware on August 12, 1999.

2. An Agreement and Plan of Reorganization between JNNE and GONC has been approved, adopted, certified, executed and acknowledged by JNNE and GONC in accordance with Section 252c of the General
Corporation Law of the State of Delaware.

3.  GONC is the surviving corporation.

4. The executed Agreement and Plan of Reorganization is on file at the principal place of business of GONC, the surviving corporation, at 5681 Beach Boulevard, Suite 101, Buena Park, California 90621. A copy of the Agreement and Plan of Reorgan9ization will be furnished by GONC, the surviving corporation, without cost, to any stockholder of JNNE or GONC who sends a written request therefor to GONC at its principal place of business indicated above. The certificate of Incorporation of the survivor corporation shall be its Certificate of Incorporation.

5. The authorized capital stock of JNNE preceding the merger is 100,000,000 shares of common stock, no par value, and 20,000,000 shares of preferred stock, no par value. The authorized capital stock GONC is 100,000,000 shares of common stock par value $.001 per share and 10,000,000 shares of preferred stock, par value $.001 per share.

JONES NAUGHTON ENTERTAINMENT, INC.



By: /s/ Joseph M. Naughton
Joseph M. Naughton
Chief Executive Officer

ATTEST:

/s/ Joseph M.  Naughton
Joseph M. Naughton
Secretary



GO ONLINE NETWORKS CORPORATION



By: /s/Joseph M. Naughton
Joseph M. Naughton
Chief Executive Officer

ATTEST:[

/s/ James Cannon
James Cannon
Secretary



[STATE OF DELAWARE        ]
[SECRETARY OF STATE       ]
[DIVISION OF CORPORATIONS]
[FILED 09:00 AM,  09/09/1999]
[991377404-3082585        ]